Exhibit 5.1
December 19, 2007
CSK Auto Corporation
645 E. Missouri Ave., Suite 400
Phoenix, Arizona 85012

 Re:  Proposed Offering of 375,000 Shares of Common Stock pursuant to the CSK Auto Corporation Restricted Stock Unit Agreement with Lawrence N. Mondry, dated June 13, 2007 and the CSK Auto Corporation Nonqualified Stock Option Agreement with Lawrence N. Mondry, dated June 13, 2007

Ladies and Gentlemen:
          We refer to an aggregate of 375,000 shares of Common Stock, par value $0.01 per share, of CSK Auto Corporation, a Delaware corporation (the “Company”), which are the subject of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The shares of Common Stock (the “Shares”) subject to the Registration Statement are to be issued under the CSK Auto Corporation Restricted Stock Unit Agreement with Lawrence N. Mondry, dated June 13, 2007 and the CSK Auto Corporation Nonqualified Stock Option Agreement with Lawrence N. Mondry, dated June 13, 2007 (the “Stock Agreements”).
          We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have determined relevant and necessary as the basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, including such records of corporate proceedings of the Company, such certificates and assurances from public officials, officers and representatives of the Company, and such other documents as we have considered necessary or appropriate for the purpose of rendering this opinion.
          The Company has represented to us, and we assume for purposes of this opinion letter, that there are no agreements or understandings between or among the Company and Lawrence

Mondry in the Stock Agreements that would expand, modify, or otherwise affect the terms of the Stock Agreements or the respective rights or obligations of Lawrence Mondry thereunder.
          Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been validly authorized for issuance and, when issued and sold in accordance with the terms set forth in the Registration Statement and the Stock Agreements, and, when (a) the Registration Statement has become effective under the Act, (b) the pertinent provisions of any applicable state securities law have been complied with, and (c) in the case of options issued under the Stock Agreements, the Shares have been paid for, the Shares so issued will be validly issued and will be fully paid and nonassessable.
          Our opinions set forth herein are limited to the effect of the present corporate laws of the State of Delaware and to the present judicial interpretations thereof and to the facts as they presently exist. Although we are not admitted to practice in the State of Delaware, we are familiar with the Delaware General Corporation Law and have made such investigation thereof as we deemed necessary for the purpose of rendering the opinion contained herein. We assume no obligation to revise or supplement our opinions should the present laws, or the interpretation thereof, be changed or to revise or supplement these opinions in respect of any circumstances or events that occur subsequent to the date hereof.
          Our opinions set forth herein are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors’ rights generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, regardless of whether a matter is considered in a proceeding in equity or at law, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies.
          We express no opinion regarding the effectiveness of any waiver (whether or not stated as such) contained in the Stock Agreements of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity or any provision in the Stock Agreements relating to indemnification, exculpation or contribution.
          We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name appearing on the cover of the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP